Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results

•	Third quarter core net operating earnings of $1.38 per share; includes $0.16 per share unfavorable impact of fair value accounting for fixed-indexed annuities

•	Third quarter annualized core operating ROE of 11.6%

•	Net earnings of $0.71 per share; includes $0.58 per share A&E reserve strengthening and other non-core items

•	Announced special cash dividend of $1.00 per share, payable December 24, 2015

•	Full year 2015 core net operating earnings guidance increased to $5.30 - $5.60 per share

Cincinnati, Ohio – November 3, 2015 – American Financial Group, Inc. (NYSE: AFG) today reported 2015 third quarter net earnings attributable to shareholders of $63 million ($0.71 per share) compared to $116 million ($1.28 per share) for the 2014 third quarter. AFG’s 2015 third quarter results include after-tax charges of $52 million ($0.58 per share) to strengthen the Company’s asbestos and environmental (“A&E”) reserves, $6 million ($0.06 per share) in after-tax realized losses and a $2 million ($0.03 per share) after-tax loss on the early retirement of the Company’s 7% Senior Notes. Book value per share, excluding unrealized gains on fixed maturities, decreased by $0.62, to $49.01 per share during the third quarter of 2015 due primarily to lower unrealized gains on equity securities. Annualized return on equity was 5.9% and 11.1% for the third quarters of 2015 and 2014, respectively.

Core net operating earnings were $123 million ($1.38 per share) for the 2015 third quarter, compared to $127 million ($1.40 per share) in the 2014 third quarter. Higher underwriting profit and net investment income in our Specialty Property and Casualty (“P&C”) insurance operations was more than offset by lower core operating earnings in our Annuity Segment, resulting from the impact of fair value accounting on fixed-indexed annuities. Core net operating earnings for the third quarters of 2015 and 2014 generated annualized core returns on equity of 11.6% and 12.3%, respectively.

During the third quarter of 2015, AFG repurchased approximately 512,000 shares of common stock for $35 million (average price per share of $68.56).

The Company also announced today that it declared a special cash dividend of $1.00 per share of American Financial Group Common Stock. The dividend is payable on December 24, 2015 to holders of record on December 15, 2015. The aggregate amount of the payment to be made in connection with this special dividend will be approximately $88 million. This special dividend is in addition to the Company’s regular quarterly cash dividend.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$123	$127	$350	$317
Non-Core Items:
Loss on sale of long-term care business	—	—	(105)	—
Gain on sale of hotel property	—	—	26	—
Other realized gains (losses)	(6)	8	6	27
Special A&E charges(b)	(52)	(19)	(52)	(19)
Loss on early retirement of debt	(2)	—	(2)	—

Net earnings attributable to shareholders	$63	$116	$223	$325

Components of Earnings per Share:
Core net operating earnings(a)	$1.38	$1.40	$3.92	$3.47
Non-Core Items:
Loss on sale of long-term care business	—	—	(1.18)	—
Gain on sale of hotel property	—	—	0.29	—
Other realized gains (losses)	(0.06)	0.09	0.07	0.30
Special A&E charges(b)	(0.58)	(0.21)	(0.58)	(0.21)
Loss on early retirement of debt	(0.03)	—	(0.03)	—

Diluted Earnings Per Share	$0.71	$1.28	$2.49	$3.56

Footnote (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to once again report strong core net operating earnings for the quarter, coupled with record third quarter premiums in our Annuity Segment and healthy growth in our P&C operations. We believe these results showcase the solid fundamentals within our diversified specialty insurance business model.

“Returning capital to shareholders in the form of a $1.00 special dividend reflects AFG’s strong financial position and our confidence in the Company’s financial future. AFG had approximately $700 million of excess capital (including parent company cash of approximately $110 million) at September 30, 2015. In addition, the pending sale of our run-off long-term care insurance business is expected to generate approximately $110 million in excess capital. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. We will also make opportunistic share repurchases when it makes sense to do so and return capital to shareholders through dividends.

“Based on results for the first nine months of 2015, we now estimate that AFG’s core net operating earnings will be in the range of $5.30 to $5.60 per share, an increase from the range of $5.25 to $5.55 announced previously. Our core earnings per share guidance excludes non-core items such as special A&E charges, realized gains and losses as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated an underwriting profit of $84 million in the 2015 third quarter, compared to $70 million in the third quarter of 2014. The third quarter 2015 combined ratio of 92.9% includes 1.2 points of favorable prior year reserve development. Losses from catastrophes were $10 million (0.9 points) and $3 million (0.3 points) in the 2015 and 2014 third quarters, respectively.

Gross and net written premiums were up 6%, respectively, for the third quarter of 2015, when compared to the same period in 2014. Each of our Specialty P&C groups reported growth during the quarter. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $20 million in the third quarter of 2015, compared to $11 million in the prior year period. Higher profits in our agricultural and transportation businesses were partially offset by lower underwriting profitability in our property and inland marine and ocean marine businesses. Catastrophe losses for this group were $7 million in the third quarter of 2015 and $1 million in the third quarter of 2014.

Gross and net written premiums for the third quarter of 2015 were 7% and 9% higher, respectively, than the comparable 2014 period. The increases in gross and net written premiums were due primarily to growth in our transportation businesses as a result of new accounts and organic growth in several product lines as well as higher premiums in our agricultural businesses. Pricing in this group was up approximately 4% on average for the quarter, and includes a 5% increase in National Interstate’s renewal rates.

The Specialty Casualty Group reported third quarter underwriting profit of $31 million, compared to $32 million in the third quarter of 2014. Higher profitability in our workers’ compensation businesses was offset by continued disappointing results in our international business.

Gross and net written premiums increased 4% and 2%, respectively, for the third quarter of 2015 when compared to the same prior year period. The majority of businesses in this group reported growth, particularly our excess and surplus businesses. This growth was partially offset by lower premiums in our general liability business, primarily the result of competitive market conditions, re-underwriting efforts within the Florida homebuilders market and the slowdown within the energy sector. Renewal pricing for this group decreased by 2% in the third quarter. Pricing in our workers’ compensation businesses decreased approximately 6% on average for the quarter; excluding workers’ compensation, pricing in this group was up approximately 1% on average for the quarter.

The Specialty Financial Group reported an underwriting profit of $26 million in the third quarter of 2015, compared to $21 million in the third quarter of 2014. The increase was due primarily to higher underwriting profits in our financial institutions business. Nearly all of the businesses in this group achieved excellent underwriting margins, reporting an overall combined ratio of 80.6% for the 2015 third quarter.

Gross and net written premiums increased 4% and 13%, respectively, in the 2015 third quarter when compared to the same 2014 period. Growth and higher retentions in our financial institutions business were the primary drivers of the increase. Renewal pricing for this group was flat for the third quarter.

Carl Lindner III stated, “P&C underwriting profit increased 20% year-over-year during the third quarter, reflecting strong performance by the vast majority of the 31 businesses that comprise our Specialty P&C Insurance Group. In addition to generating double-digit growth in net written premiums, our Specialty Financial Group continued to report excellent underwriting margins. I was also pleased to see an improvement in our Property and Transportation Group results and continued strong profitability in our Specialty Casualty Group. I am excited to welcome Martin Reith as the CEO-designate of Marketform, which operates Syndicate 2468 at Lloyd’s of London. His long track record of success in building and leading insurance operations in the Lloyd’s market is consistent with the core Great American Insurance Group tradition of specialty focus and consistent profitability.”

Mr. Lindner continued, “Pricing across our entire P&C group was flat for the quarter, and was impacted by price softening in our workers’ comp businesses. Based on results in our P&C book of business during the first nine months of 2015, we continue to expect an overall 2015 calendar year combined ratio in the 92% to 94% range. We now estimate net written premium growth for the full year of 2015 to be between 6% and 8%, an increase from the range of 4% to 8% estimated previously.”

Annuity Segment

AFG’s annuity operations contributed $67 million in core pretax operating earnings in the third quarter of 2015 compared to $86 million in the third quarter of 2014, a decrease of 22%. However, earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were up slightly in the third quarter, as shown in the table that follows:

Components of Core Annuity Operating Earnings Before Income Taxes

In millions	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2015	2014		2015	2014
Annuity earnings before fair value accounting for FIAs	$89	$87	2%	$258	$269	(4%)
Impact of fair value accounting for FIAs	(22)	(1)	nm	(28)	(26)	nm

Core Pretax Annuity Operating Earnings	$67	$86	(22%)	$230	$243	(5%)

Annuity Earnings Before Fair Value Accounting for FIAs—AFG’s 2015 earnings continued to benefit from growth in annuity assets, as well the ability to maintain net interest spreads year-over-year. AFG’s quarterly average annuity investments and reserves grew approximately 13% year-over-year; the benefit of this growth was partially offset by the impact that the significant decrease in the stock market in the third quarter had on certain AFG annuity reserves.

Impact of Fair Value Accounting for FIAs—Variances from expectations of certain items (such as projected interest rates, option costs and surrenders), as well as changes in the stock market, have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. Many of these adjustments are not economic in nature, but rather impact the timing of reported results.

In the third quarter of 2015, the significant stock market decrease resulted in a large unfavorable impact on annuity earnings. In addition, interest rates decreased during the quarter, compared to the expectation that they would rise; this also had a negative impact on annuity earnings. In the third quarter of 2014, changes in the stock market and interest rates were much more moderate, resulting in a minor impact on annuity earnings.

The Annuity Segment reported record third quarter annuity premiums of $1.32 billion in 2015, a 63% increase from the comparable prior year period. During the second quarter of 2015, interest rates rose significantly from first quarter 2015 lows, allowing AFG to raise the crediting rates on its annuities and to become much more competitive in its markets. This is in contrast to 2014, when interest rates generally decreased throughout the year, resulting in AFG lowering its crediting rates in order to maintain appropriate returns on new sales.

Craig Lindner stated, “The fundamentals of our annuity business remain very strong despite the lower than expected reported earnings after fair value accounting. Attractive spreads, year-over-year growth in annuity premiums and increased earnings before fair value accounting reflect our strong investment results and disciplined product pricing strategy. While we expect fourth quarter annuity sales to be lower than the record levels achieved in the third quarter of 2015, we do expect that 2015 full year annuity premiums will be in the range of $3.8 billion to $3.95 billion, compared to $3.7 billion of sales achieved in 2014.”

Mr. Lindner continued, “As we saw in the third quarter, significant changes in the stock market and/or interest rates, as compared to our expectations, can lead to significant positive or negative impacts on the Annuity Segment’s results, due to the impact of fair value accounting. As a result, based on where interest rates and the stock market are today, we now expect that full year 2015 core pretax annuity operating earnings will be $325 million to $335 million.

“However, our continued investment outperformance has resulted in higher earned spreads than we had anticipated. As a result, we expect full year 2015 core pretax annuity operating earnings before fair value accounting will be higher than previously announced; accordingly, we are raising that guidance (earnings before fair value accounting) by $5 million, to a range of $345 million to $355 million.

“These earnings expectations do not reflect any potential earnings impact from our annual fourth quarter review (“unlocking”) of the major actuarial assumptions in our fixed annuity business. Since our net interest spreads are higher than previously projected, we currently believe that unlocking will likely have a positive impact on earnings.”

Run-off Long-Term Care and Life Segment

AFG’s Run-off Long-term Care and Life Segment reported positive core pretax operating earnings in the third quarters of 2015 and 2014.

As previously announced, AFG reached a definitive agreement to sell the legal entities containing its run-off long-term care insurance business and certain life and annuity blocks to HC2 Holdings, Inc. for an initial payment of $7 million in cash and HC2 securities, subject to adjustment based on certain items, including operating results through the closing date. In addition, AFG may also receive up to $13 million of additional proceeds from HC2 in the future based on the release of certain statutory liabilities of the legal entities sold by AFG. In accordance with GAAP, AFG recorded its estimated non-core, after-tax loss on the sale of $105 million in its results for the first quarter of 2015.

The transaction will result in the disposition of substantially all of AFG’s Long-term Care business and is expected to close prior to year-end, subject to customary conditions, including receipt of required regulatory approvals.

A&E Reserves

During the third quarter of 2015, AFG completed a comprehensive external study of its asbestos and environmental exposures relating to the run-off operations of its P&C group and its exposures related to former railroad and manufacturing operations and sites. This year’s comprehensive external study resulted in non-core after-tax special charges of $52 million ($79 million pretax) to increase AFG’s A&E reserves.

The P&C group’s asbestos reserves were increased by $25 million (net of reinsurance) and its environmental reserves were increased by $42 million (net of reinsurance). At September 30, 2015, the P&C group’s insurance reserves include A&E reserves of $336 million, net of reinsurance recoverables.

As the overall industry exposure to asbestos has matured, the focus of litigation has shifted to smaller companies and companies with ancillary exposures. AFG’s insureds with these exposures have been the driver of our P&C asbestos reserve increases in recent years; AFG has seen increased estimates for indemnity and defense compared to prior studies. The increase in P&C environmental reserves was attributed primarily to AFG’s increased defense costs and a number of claims where the estimated costs of remediation have increased. As in past years, there were no new or emerging broad industry trends that were identified in this study.

In addition, the study encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the study, AFG increased its reserve for these asbestos and environmental exposures by $12 million due primarily to slightly higher estimated costs at sites where remediation is underway, coupled with higher estimated cleanup costs at a limited number of sites.

Investments

AFG recorded third quarter 2015 net realized losses of $6 million after tax and after deferred acquisition costs (DAC), compared to net realized gains of $8 million in the comparable prior year period. Unrealized gains on fixed maturities were $445 million, after tax, after DAC at September 30, 2015, a decrease of $159 million since year-end. Our portfolio continues to be high quality, with 88% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the nine months ended September 30, 2015, P&C net investment income was approximately 12% higher than the comparable 2014 period, reflecting the investment of cash received in connection with the Summit acquisition.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; the possibility that the pending sale of AFG’s run-off long-term care business is not consummated; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2015 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, November 4, 2015. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 53577995. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on November 11, 2015. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 53577995.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until November 11, 2015 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenues
P&C insurance net earned premiums	$1,173	$1,132	$3,104	$2,817
Life, accident & health net earned premiums	28	27	80	82
Net investment income	425	377	1,217	1,117
Realized gains (losses) on:
Securities	(16)	13	2	44
Subsidiaries	5	—	(157)	—
Income (loss) of managed investment entities:
Investment income	40	29	112	84
Loss on change in fair value of assets/liabilities	(11)	(25)	(16)	(35)
Other income	40	28	177	75

Total revenues	1,684	1,581	4,519	4,184

Costs and expenses
P&C insurance losses & expenses	1,161	1,086	2,989	2,684
Annuity, life, accident & health benefits & expenses	285	240	787	732
Interest charges on borrowed money	18	18	57	53
Expenses of managed investment entities	28	19	80	60
Other expenses	93	73	251	219

Total costs and expenses	1,585	1,436	4,164	3,748

Earnings before income taxes	99	145	355	436
Provision for income taxes(c)	33	54	115	155

Net earnings including noncontrolling interests	66	91	240	281
Less: Net earnings (loss) attributable to noncontrolling interests	3	(25)	17	(44)

Net earnings attributable to shareholders	$63	$116	$223	$325

Diluted Earnings per Common Share	$0.71	$1.28	$2.49	$3.56

Average number of diluted shares	89.3	90.9	89.4	91.4

Selected Balance Sheet Data:	September 30, 2015	December 31, 2014
Total cash and investments	$38,132	$36,210
Long-term debt	$880	$1,061
Shareholders’ equity(d)	$4,724	$4,879
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(d)	$4,279	$4,277
Book Value Per Share:
Excluding appropriated retained earnings	$54.10	$55.65
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$49.01	$48.76
Common Shares Outstanding	87.3	87.7

Footnotes (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2015	2014		2015	2014
Gross written premiums	$1,962	$1,859	6%	$4,476	$4,174	7%

Net written premiums	$1,319	$1,242	6%	$3,271	$2,995	9%

Ratios (GAAP):
Loss & LAE ratio	64.5%	67.1%		62.2%	63.6%
Underwriting expense ratio	28.4%	26.7%		31.5%	30.8%

Specialty Combined Ratio	92.9%	93.8%		93.7%	94.4%

Combined Ratio (Including A&E)	98.7%	96.0%		96.0%	95.2%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$1,064	$995	7%	$1,940	$1,860	4%
Specialty Casualty	734	707	4%	2,078	1,869	11%
Specialty Financial	164	157	4%	458	445	3%

	$1,962	$1,859	6%	$4,476	$4,174	7%

Net Written Premiums:
Property & Transportation	$608	$556	9%	$1,258	$1,193	5%
Specialty Casualty	545	536	2%	1,549	1,366	13%
Specialty Financial	137	121	13%	388	357	9%
Other	29	29	—	76	79	(4%)

	$1,319	$1,242	6%	$3,271	$2,995	9%

Combined Ratio (GAAP):
Property & Transportation	96.2%	97.8%		98.7%	100.1%
Specialty Casualty	93.8%	93.3%		93.6%	92.1%
Specialty Financial	80.6%	81.6%		81.0%	86.7%
Aggregate Specialty Group	92.9%	93.8%		93.7%	94.4%

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(2)	$(5)	$7	$13
Specialty Casualty	3	7	(4)	(21)
Specialty Financial	(8)	(10)	(25)	(13)
Other	(7)	(3)	(10)	(8)

Aggregate Specialty Group Excluding A&E	(14)	(11)	(32)	(29)
Special A&E Reserve Charge—P&C Run-off	67	24	67	24
Other	2	—	3	1

Total Reserve Development Including A&E	$55	$13	$38	$(4)

Points on Combined Ratio:
Property & Transportation	(0.4)	(0.9)	0.5	1.2
Specialty Casualty	0.6	1.3	(0.2)	(1.7)
Specialty Financial	(5.8)	(9.0)	(6.5)	(3.9)
Aggregate Specialty Group	(1.2)	(1.0)	(1.0)	(1.0)

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2015	2014		2015	2014
Annuity Premiums:
Financial Institutions Single Premium	$625	$395	58%	$1,436	$1,334	8%
Retail Single Premium	639	357	79%	1,422	1,210	18%
Education Market - 403(b)	47	46	2%	143	145	(1%)
Variable Annuities	10	11	(9%)	32	36	(11%)

Total Annuity Premiums	$1,321	$809	63%	$3,033	$2,725	11%

Components of Core Operating Earnings Before Income Taxes

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2015	2014		2015	2014
Revenues:
Net investment income	$317	$287	10%	$915	$851	8%
Other income	22	20	10%	68	57	19%

Total revenues	339	307	10%	983	908	8%
Costs and Expenses:
Annuity benefits	208	157	32%	543	491	11%
Acquisition expenses	42	41	2%	136	109	25%
Other expenses	22	23	(4%)	74	65	14%

Total costs and expenses	272	221	23%	753	665	13%

Core operating earnings before income taxes	$67	$86	(22%)	$230	$243	(5%)

Supplemental Fixed Annuity Information

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2015	2014		2015	2014
Core operating earnings before impact of fair value accounting on FIAs	$89	$87	2%	$258	$269	(4%)
Impact of fair value accounting	(22)	(1)	nm	(28)	(26)	nm

Core operating earnings before income taxes	$67	$86	(22%)	$230	$243	(5%)

Average Fixed Annuity Reserves*	$25,316	$22,475	13%	$24,514	$21,790	13%
Net Interest Spread*	2.80%	2.77%		2.75%	2.83%
Net Spread Earned Before Impact of Fair Value Accounting*	1.37%	1.50%		1.36%	1.57%
Net Spread Earned After Impact of Fair Value Accounting*	1.02%	1.48%		1.21%	1.41%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Core Operating Earnings before Income Taxes:
P&C insurance segment	$153	$130	$403	$335
Annuity segment, before impact of fair value accounting	89	87	258	269
Impact of fair value accounting	(22)	(1)	(28)	(26)
Run-off long-term care and life segment	6	1	14	(3)
Interest & other corporate expense	(37)	(30)	(117)	(108)

Core operating earnings before income taxes	189	187	530	467
Related income taxes	66	60	180	150

Core net operating earnings	$123	$127	$350	$317

b)	Reflects the following effects of special A&E charges during the third quarter and first nine months of 2015 and 2014 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
A&E Charges:	2015	2014	2015	2014	2015	2014
P&C insurance run-off operations
Asbestos	$25	$4	$17	$3
Environmental	42	20	27	12

	$67	$24	$44	$15	$0.49	$0.17

Former railroad & manufacturing operations
Asbestos	$1	$—	$—	$—
Environmental	11	6	8	4

	$12	$6	$8	$4	$0.09	$0.04

Total A&E	$79	$30	$52	$19	$0.58	$0.21

c)	Earnings before income taxes include $29 million and $47 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the third quarter and first nine months of 2014, respectively.

d)	Shareholders’ Equity at September 30, 2015 includes $445 million ($5.09 per share) in unrealized after-tax gains on fixed maturities. Shareholders’ Equity at December 31, 2014 includes $604 million ($6.89 per share) in unrealized after-tax gains on fixed maturities and ($2) million ($0.03 per share) of retained earnings appropriated to managed investment entities.

e)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.